UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 9, 2006

WMS INDUSTRIES INC.
(Exact name of registrant as specified in its charter)

Delaware	1-8300	36-2814522
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

800 South Northpoint Blvd., Waukegan, Illinois	60085
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (847) 785-3000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement

     On August 9, 2006, WMS Industries Inc.’s wholly-owned subsidiary, WMS Gaming Inc. (“WMS”), entered into an Agreement (the “Agreement”) with Seamus McGill, Executive Vice President and Managing Director of International Operations, which amends his employment agreement in certain respects in connection with Mr. McGill’s decision to depart from WMS on August 31, 2006. Consistent with his existing employment agreement, the Agreement provides that, following his departure, WMS will pay Mr. McGill an amount equal to two years’ of his base annual salary in effect as of June 30, 2006, less usual payroll deductions, in normal payroll intervals. In addition, Mr. McGill will be paid a commission for gaming devices purchased by a certain state lottery and will receive his annual bonus for the year ended June 30, 2006, in an amount determined by the Compensation Committee and Board of Directors based upon the recommendation of management. The Agreement also provides Mr. McGill with continued health insurance through August 31, 2008, or until Mr. McGill obtains other employment. A copy of the Agreement is attached hereto as Exhibit 10.1 and is incorporated by reference herein.

Item 1.02 Termination of a Material Definitive Agreement

Effective August 31, 2006, the Employment Agreement between WMS and Mr. McGill will terminate, except for those provisions of the Agreement that, by their terms, are intended to survive termination of employment.

Item 9.01 Financial Statements and Exhibits.

(c)	Exhibits

Exhibits	Description

10.1	Agreement between Seamus McGill and WMS Gaming Inc., dated August 9, 2006. Portions of this exhibit have been omitted under a request for confidential treatment filed separately with the commission.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WMS INDUSTRIES INC.

Date: August 14, 2006
/s/ Kathleen J. McJohn
Kathleen J. McJohn
Vice President, General Counsel and Secretary

Exhibit Index

Exhibits	Description

10.1	Agreement between Seamus McGill and WMS Gaming Inc., dated August 9, 2006. Portions of this exhibit have been omitted under a request for confidential treatment filed separately with the commission.